EXHIBIT 99.1

Hooker Furniture Reports Double-Digit Sales and Income Gains for Second Quarter

MARTINSVILLE, Va., Sept. 4, 2013 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $55.3 million and net income of $1.7 million, or $0.16 per share, for its fiscal 2014 second quarter ended August 4, 2013. Sales increased 10.2%, or $5.1 million, and net income increased 14.4% or $213,000 compared to last year's second quarter. Earnings per share increased to $0.16 from $0.14 in the comparable period a year ago.

For the fiscal 2014 first half, net sales increased 9.5%, or $9.7 million, to $111.6 million, and net income increased 52.9%, or $1.3 million, to $3.8 million, or $0.35 per share compared to $0.23 in the prior-year period.

In the second quarter, the net sales gain was driven by higher average selling prices in casegoods and upholstery and increased unit volume and lower discounting in the upholstery segment. For the first half, sales increases were driven by higher average selling prices in both operating segments, along with increased unit volume in upholstery.

"Given the current business environment, we're gratified to have achieved sales increases this quarter in both upholstery and casegoods, and a 10% consolidated sales increase," said Paul B. Toms Jr., chairman and chief executive officer. "While we entered May with healthy demand and momentum, we saw demand and retail business progressively slow as we moved through the summer. We believe the reduction in demand and retail activity in the second half of the summer compared to the first was typical throughout the furniture industry," he added.

"Our ability to achieve a consolidated sales increase in the nine to ten percent range for the third consecutive quarter despite the softer demand this summer is a reflection of our solid inventory position on best-selling products, our increased upholstery manufacturing capacity and steady promotion of what we believe to be our strongest product line in several years," Toms said.

"We are optimistic about our longer-term future, both with our core business and our new ventures with the H Contract brand targeting retirement housing and senior living facilities, and the Homeware online-only brand." Start-up costs associated with the H Contract and Homeware brands were approximately $563,000 before tax and $363,000 after tax, or $0.03 per share, in the second quarter, Toms said. "For the first half, start- up costs were approximately $1.0 million before tax and $657,000 after tax, or $0.06 per share," he said. The Company projects start-up costs for the two new initiatives will account for $0.12 to $0.15 per share for the full 2014 fiscal year.

Fiscal 2014 second quarter highlights (compared to fiscal 2013 second quarter):

  Gross profit increased $2.0 million, or 17.7%, to $13.3 million, or 24.0% of net sales, from $11.3 million, or 22.5% of net sales. These improvements were primarily due to higher sales volume, reduced cost of sales as a percentage of net sales for casegoods and reduced upholstery manufacturing costs as a percentage of net sales.
  Selling and administrative expenses increased $1.7 million to $10.6 million, or 19.2% of net sales, from $8.9 million, or 17.8% of net sales due to start-up costs for the H Contract and Homeware brands, and increased:
      -  bonus expense, due to improved earnings performance;
      -  professional services due to increased compliance and regulatory costs; and
      -  commissions and selling expenses due to increased sales.
  Operating income increased to 4.8% of net sales, from 4.6%, and increased in absolute terms by 13.7%, or $317,000, to $2.6 million, from $2.3 million.
  Net income increased $213,000, or 14.4% to $1.7 million, or 3.1% of net sales, from $1.5 million, or 2.9% of net sales.

Fiscal 2014 first half highlights (compared to fiscal 2013 first half):

  Gross profit increased $5 million, or 22.5%, to $27.2 million, or 24.3% of net sales, from $22.2 million, or 21.8% of net sales. These changes were primarily due to higher sales volume, reduced cost of sales as a percentage of net sales for casegoods and reduced upholstery manufacturing costs as a percentage of net sales.
  Selling and administrative expenses increased $3 million, or 16.2%, to $21.3 million, or 19.1% of net sales, from $18.3 million, or 18.0% of net sales due to start-up costs from H Contract and Homeware and increased:
      -  bonus expense, due to improved earnings performance;
      -  professional services due to increased compliance and regulatory costs; and
      -  commissions and selling expenses due to increased sales.
  Operating income increased as a percentage of net sales to 5.3%, from 3.8%, and in absolute terms by $2 million or 52.6%, from $3.9 million to $5.9 million.
  Net income increased as a percentage of net sales to 3.4%, from 2.5%, and in absolute terms by 52.9%, or $1.3 million, to $3.8 million, or $0.35 per share, compared to $2.5 million, or $0.23 per share in the prior year.

Cash, Inventory and Debt

"Although inventory levels have been reduced, they are still a little above target as we head into the fall selling season," said Toms. "This is a result of improved delivery from our vendors and demand that has not materialized as fully as expected. During the second quarter, our level of discounting was higher than the first quarter, as we became more aggressive in reducing our inventories of older, slower moving products to make room for new introductions and best sellers. For the remainder of the fiscal year, we expect product discounting to be higher than we experienced in the second quarter. However, the ultimate effect on margins is largely dependent on the mix of discounted and non-discounted products that we're able to sell over the second-half of the fiscal year," Toms concluded.

Cash and cash equivalents increased $2.6 million to $29 million as of August 4, 2013, from $26.3 million on February 3, 2013, due principally to:

  a $2.0 million decrease in accounts receivable, due to higher sales in the 2013 fourth quarter; and
  a $1.4 million decrease in inventories due to efforts to match inventory to current demand.

The Company had no long-term debt at August 4, 2013 and had $13.0 million available on its $15.0 million revolving credit facility, net of $2.0 million reserved for standby letters of credit.

Business Outlook

"The decreased demand at retail as we moved through the summer has made us a little less bullish than we were coming out of the first quarter. The housing market has slowed somewhat with rising mortgage rates and housing costs, and we believe our industry is tied closer to housing than any other metric. However, other economic indicators are generally positive, with housing affordability still favorable from a recent historical perspective and with consumer confidence reaching its highest level since January 2008 in June of this year. We believe we are positioned well to capitalize quickly on any upturn in business through our strong inventory position on best-sellers, our increased production capacity in upholstery, our salable core product line and new business initiatives to expand our market reach," Toms concluded.

Dividends

At its September 4, 2013 meeting, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on September 27, 2013, to shareholders of record at September 13, 2013.

Conference Call Details

Hooker Furniture will present its fiscal 2014 second quarter results via teleconference and live internet web cast on Wednesday afternoon, September 4, 2013 at 1:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2012 shipments to U.S. retailers, Hooker Furniture Corporation is an 89-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating companies include Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, and www.sammoore.com.

Certain statements made in this report, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (3) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (4) price competition in the furniture industry; (5) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (6) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (7) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (9) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (10) our ability to successfully implement our business plan to increase sales and improve financial performance; (11) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (12) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (13) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (14) capital requirements and costs; (15) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (16) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and (17) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012

Net sales	$ 55,301	$ 50,185	$ 111,596	$ 101,915

Cost of sales	42,044	38,920	84,423	79,728

Gross profit	13,257	11,265	27,173	22,187

Selling and administrative expenses	10,617	8,943	21,299	18,337

Operating income	2,640	2,322	5,874	3,850

Other (expense) income, net	(22)	20	(54)	64

Income before income taxes	2,618	2,342	5,820	3,914

Income tax expense	930	868	2,006	1,420

Net income	$ 1,688	$ 1,474	$ 3,814	$ 2,494

Earnings per share:
Basic	$ 0.16	$ 0.14	$ 0.35	$ 0.23
Diluted	$ 0.16	$ 0.14	$ 0.35	$ 0.23

Weighted average shares outstanding:
Basic	10,722	10,770	10,719	10,771
Diluted	10,753	10,789	10,749	10,800

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2013	July 29, 2012	August 4, 2013	July 29, 2012

Net Income	$ 1,688	$ 1,474	$ 3,814	$ 2,494
Other comprehensive income:
Amortization of actuarial gains	(27)	(14)	(53)	(29)
Income tax effect on amortization of actuarial gains	10	5	19	11
Adjustments to net periodic benefit cost	(17)	(9)	(34)	(18)

Comprehensive Income	$ 1,671	$ 1,465	$ 3,780	$ 2,476

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	August 4, 2013	February 3, 2013
Assets
Current assets
Cash and cash equivalents	$ 28,974	$ 26,342
Accounts receivable, less allowance for doubtful accounts of $1,068 and $1,249, respectively	26,234	28,272
Inventories	48,494	49,872
Prepaid expenses and other current assets	4,687	5,181
Total current assets	108,389	109,667
Property, plant and equipment, net	23,347	22,829
Intangible assets	1,257	1,257
Cash surrender value of life insurance policies	18,264	17,360
Other assets	4,631	4,710
Total assets	$ 155,888	$ 155,823

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 10,801	$ 11,620
Accrued salaries, wages and benefits	3,073	3,316
Other accrued expenses	1,549	2,531
Total current liabilities	15,423	17,467
Deferred compensation	7,671	7,311
Total liabilities	23,094	24,778

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,753 and 10,746 shares issued and outstanding on each date	17,471	17,360
Retained earnings	115,155	113,483
Accumulated other comprehensive income	168	202
Total shareholders' equity	132,794	131,045
Total liabilities and shareholders' equity	$ 155,888	$ 155,823

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-Six Weeks Ended
	August 4, 2013	July 29, 2012
Cash flows from operating activities
Cash received from customers	$ 113,624	$ 104,093
Cash paid to suppliers and employees	(103,561)	(95,713)
Income taxes (paid)/received, net	(3,368)	13
Interest (paid)/received, net	(47)	(20)
Net cash provided by operating activities	6,648	8,373

Cash flows from investing activities
Purchase of property, plant and equipment	(1,726)	(2,935)
Proceeds received on notes issued for the sale of property	28	18
Proceeds from the sale of property and equipment	31	598
Premiums paid on life insurance policies	(715)	(783)
Proceeds received on life insurance policies	516	--
Net cash used in investing activities	(1,866)	(3,102)

Cash flows from financing activities
Cash dividends paid	(2,150)	(2,159)
Purchase and retirement of common stock	--	(142)
Net cash used in financing activities	(2,150)	(2,301)

Net increase in cash and cash equivalents	2,632	2,970
Cash and cash equivalents at beginning of period	26,342	40,355
Cash and cash equivalents at end of period	$ 28,974	$ 43,325

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 3,814	$ 2,494
Depreciation and amortization	1,186	1,475
Non-cash restricted stock awards and performance grants	333	160
Provision for doubtful accounts	(33)	(13)
Deferred income taxes	(95)	387
(Gain) on disposal of property	(9)	(39)
(Gain) on insurance policies	(451)	(460)
Changes in assets and liabilities:
Accounts receivable	2,071	2,109
Inventories	1,378	(1,684)
Prepaid expenses and other current assets	406	774
Trade accounts payable	(819)	3,427
Accrued salaries, wages and benefits	(243)	(1,534)
Accrued income taxes	(751)	1,046
Other accrued expenses	(231)	170
Deferred compensation	92	61
Net cash provided by operating activities	$ 6,648	$ 8,373
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Vice President, Chief Financial Officer
         Phone: (276) 632-2133, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230